Exhibit 5.1

CONYERS DILL & PEARMAN LLP

SIX, 2nd Floor, Cricket Square
PO Box 2681, Grand Cayman KY1-1111
Cayman Islands

T +1 345 945 3901

conyers.com

24 September 2024

SRIVARU Holding Limited

c/o Amicorp Cayman Fiduciary Limited

2nd Floor, Regatta Office Park

West Bay Road, P.O. Box 10655

Grand Cayman KY1 – 1006

Cayman Islands

Dear Sirs

Re: SRIVARU Holding Limited (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with the Company’s Registration Statement on Form F-1 initially filed with the Securities and Exchange Commission in the United States (“SEC”) on September 24, 2024 (as may be amended) (the “Registration Statement”) relating to the Company’s registration for resale by certain selling shareholders (the “Selling Shareholders”) of up to 389,749,980 ordinary shares, par value $0.01 each per share of the Company (the “Registered Shares”), all as more particularly described in the Registration Statement.

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined copies of:

(i)	the Registration Statement;

(ii)	the certificate of incorporation of the Company dated 16 June 2021 and the amended and restated memorandum and articles of association of the Company adopted on 27 June 2024 and effective on 2 August 2024;

(iii)	the unanimous written resolutions of the board of directors of the Company dated 12 March 2023, the minutes of meeting of the board of directors of the Company dated 3 June 2024, the minutes of meeting of the board of directors of the Company dated 1 August 2024 and the unanimous written resolutions of the board of directors dated 12 September 2024 (together, the “Resolutions”);

(iv)	a Certificate of Good Standing (the “Certificate of Good Standing”) dated 27 August 2024 issued by the Registrar of Companies in the Cayman Islands in relation to the Company;

(v)	the Agreement and Plan of Merger dated 13 March 2023 between the Company, Mobiv Acquisition Corp and Pegasus Merger Sub Inc. as amended on 12 September 2024 (the “Merger Agreement”);

(vi)	the Securities Escrow Agreement dated 9 April 2024 between the Company, Mohanraj Ramasamy (solely in his capacity as representative, agent and attorney-in-fact of the Pre-Closing Company Shareholders, as defined in the Merger Agreement) and VStock Transfer LLC as amended pursuant to the first amendment dated 27 August 2024 (the “Securities Escrow Agreement”); and

(vii)	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

(i)	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

(ii)	the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us;

(iii)	that the resolutions contained in the Resolutions were passed by unanimous written resolutions of the directors of the Company, remain in full force and effect and have not been and will not be rescinded or amended;

(iv)	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

(v)	that at the time of issuance, the Registered Shares shall be issued by the Company against payment in full, which shall be equal to at least the par value thereof, and shall be duly registered in the Company’s register of members;

(vi)	that the Company will have sufficient authorised share capital to effect the issue of the Registered Shares at the time of issuance;

(vii)	the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the Registered Shares, and the due execution and delivery thereof by each party thereto;

(viii)	the effectiveness under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with and declared effective by the SEC;

(ix)	that the Registration Statement declared effective by the SEC will be in substantially the same form as the copy examined by us for the purposes of this opinion;

(x)	there are no records of the Company, agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions envisaged in the documents or restrict the powers and authority of the directors of the Company in any way or which would affect any opinion given herein;

(xi)	that each of the documents reviewed by us are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands); and

(xii)	that there is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the documents reviewed by us.

3.	QUALIFICATIONS

(i)	The term “enforceable” as used in this opinion means that an obligation is of a type which the courts of the Cayman Islands enforce. It does not mean that those obligations will be enforced in all circumstances. In particular, the obligations of the Company in connection with the Registered Shares and any indenture or other agreement or document relating thereto:

(a)	will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium, bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;

(b)	will be subject to statutory limitation of the time within which proceedings may be brought;

(c)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;

(d)	may not be given effect to by a Cayman Islands court if and to the extent they constitute the payment of an amount which is in the nature of a penalty; and

(e)	may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the exclusive or non-exclusive jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company if there are other proceedings simultaneously underway against the Company in another jurisdiction.

(ii)	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.

(iii)	This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

(iv)	This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Registered Shares by the Company and is not to be relied upon in respect of any other matter.

4.	OPINIONS

On the basis of and subject to the foregoing, we are of the opinion that:

(i)	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing. Pursuant to the Companies Act of the Cayman Islands (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

(ii)	The issue of the Registered Shares has been duly authorised and, when issued and paid for in accordance with the Resolutions, the Merger Agreement, the Securities Escrow Agreement and the Registration Statement and entered on the register of members of the Company, the Registered Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such Registered Shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Enforceability of Civil Liabilities Under U.S. Securities Law” and “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Conyers Dill & Pearman LLP

Conyers Dill & Pearman LLP

Page 4 of 4